Exhibit 99.1

iPASS REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

Non-GAAP Profitability and Positive Operating Cash Flow Highlight Quarter
Enterprise Mobility Provider Expects to be Operating Cash Flow Positive for 2009

REDWOOD SHORES, Calif. — May 5, 2009 — iPass Inc. (Nasdaq: IPAS), a global provider of services that unify the management of enterprise mobility, today announced financial results for its first quarter ended March 31, 2009.

“The economic downturn continued to impact our customers’ business travel and adversely affected our revenues,” said Evan Kaplan, President and Chief Executive Officer of iPass.  “However, we achieved positive operating cash flow and returned to non-GAAP profitability as a result of our restructuring in late February, additional cost re-engineering and an increase to gross margin.”

During the quarter the company achieved the following milestones:

•	Completion of its corporate restructuring that focused the company on enterprise mobility and cut $7 million in annualized operating expenses;
•	Addition of Jay Patel as vice-president of product development. Jay is an industry veteran with deep experience in cloud-based services and agile development processes;
•	Formation of the California-based development team for its next generation client and cloud-based service delivery platform;
•	Introduction of new 3G pricing plans in the US and double-digit quarter-over-quarter growth in 3G revenues; and
•	Launch of targeted sales and marketing activities into the installed base to increase user penetration.

“We are committed to a path of corporate transformation, with an intent to drive renewed revenue growth and ongoing profitability,” Kaplan continued. “Having seen easing in the back half of the first quarter due to the recession-driven travel downturn, we are cautiously optimistic about the remainder of 2009 and believe we can be both Non-GAAP profitable and operating cash flow positive for the full year.”

Financial Highlights (In millions, except per share amounts)	Q1’09		Q4’08		Q1’08
Total Revenues	$44.6		$46.3		$48.1

Operating loss	$(3.0	)*	$(87.2	)**	$(2.2)

Non-GAAP Operating Income (loss)	$1.3		$(1.3)		$0.2

GAAP Net loss	$(3.0	)*	$(87.1	)**	$(1.4)

GAAP Diluted EPS (loss)	$(0.05	)*	$(1.42	)**	$(0.02)

Non-GAAP Net Income (loss)	$1.3		$(1.1)		$1.0

Non-GAAP Diluted EPS (loss)	$0.02		$(0.02)		$0.02

Cash and Short Term Investments	$68		$68		$70

*   Includes a  restructuring charge of approximately $3.3 million.
** Includes an impairment charge for goodwill and long lived assets of approximately $84.5 million.

The calculation of Non-GAAP financial measures is discussed below.

Revenue Breakdown
	Q1’09	Q4’08	Q1’08
Broadband
Wi-Fi Hotspot and Hotel Ethernet	$15.7	$16.6	$14.4
Fixed Broadband	$7.0	$6.9	$7.1
3G Mobile Data	$4.0	$3.6	$2.6
Total Broadband Revenues	$26.7	$27.1	$24.1
Software and Service Fee Revenues	$11.9	$11.8	$12.5
Dial Revenues	$6.0	$7.4	$11.5
Total Revenues	$44.6	$46.3	$48.1

Key User, Footprint and Customer Metrics
	Q1’09		Q4’08		Q1’08

iPass On-Network Users	414,000		468,000		547,000
iPass Off-Network Users	742,000		693,000		538,000
Total iPassConnect Software Users	1,156,000		1,161,000		1,085,000

Broadband Users	287,000		312,000		295,000
Dial Users	127,000		156,000		252,000
Total iPass On-Network Users	414,000		468,000		547,000

3G Subscriptions	29,000		27,000		15,000
Broadband Venues	110,000		109,000		98,000

Quarterly Monthly Order Value*	$395,000		$475,000		$497,000

Total Forbes Global 2000 Customers	374	**	371	**	355	**

*Quarterly Monthly Order Value represents the amount of new committed monthly revenue booked in the quarter.  For customer re-signs, only the portion of the new contractual commitment that exceeds the customer’s previous monthly commitment is included in this calculation.
**The Forbes Global 2000 metric has been updated for the new list issued in April 2009 and Q4 2008 and Q1 2008 metrics have been updated to reflect this new list.

Company Outlook

The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward looking, and actual results may differ materially.

For the quarter ending June 30, 2009, iPass projects revenues of approximately $42 million to $45 million, fully diluted GAAP earnings (loss) per share of approximately ($0.03) to $0.00 and fully diluted non-GAAP earnings (loss) per share of approximately ($0.01) to $0.02. The difference between the projected fully diluted GAAP earnings (loss) per share and the projected fully diluted non-GAAP earnings (loss) per share of approximately $0.02 is based on expected FAS 123R stock-based compensation of $0.7 million dollars and the expected amortization of intangibles of $0.3 million in the second quarter of 2009 which, when divided by an expected 62 million fully diluted shares outstanding, results in the $0.02 difference.

Conference Call

iPass will host a public conference call today to discuss this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The call will be webcast on iPass’ web site at http://investor.ipass.com, and a replay of the webcast will be available on iPass' web site until iPass reports its second quarter 2009 financial results. A taped replay will also be available for two weeks following the date of the call. The dial-in numbers for the taped replay are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (international). The ID number for the replay call is 27035518.

Cautionary Statements

iPass’ projections of its second quarter 2009 financial results under the caption "Company Outlook," and the statements regarding iPass’ expectation that it will be Non-GAAP profitable and operating cash flow positive for the full year 2009 in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the risk that the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that the current economic downturn and the associated customer layoffs and travel reductions will have a greater negative impact on iPass than it predicts; the risk that the swine flu will cause travel reductions that will have a greater negative impact on iPass than it predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; the risk that iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; and the risk that iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G Mobile Data, at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers and the risk that iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects.  Detailed information about these and other factors that could potentially affect iPass' business, financial condition and results of operations is included in iPass' Annual Report on Form 10-K under the caption "Item 1A. Risk Factors” of that report, filed with the Securities and Exchange Commission (the "SEC") on March 16, 2009 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Information Regarding Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss).  iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per share and non-GAAP operating income (loss). Non-GAAP net income (loss) is generally based on the revenues, network access expenses, network operations, research and development, sales and marketing and general and administrative expenses management considers in evaluating the company’s ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding equity plan-related compensation expenses, restructuring  and other charges, impairment of goodwill and long lived assets, and amortization of intangible assets which are charges and gains which management does not consider reflective of the company’s core operating business. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (FAS 123R). Restructuring and other charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Management does not consider these expenses to be part of core operating performance.

For purposes of comparability across other periods and against other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income (loss) and non-GAAP operating income (loss) are supplemental measures of our performance that are not required by, nor presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss) and non-GAAP operating income (loss) because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) and non-GAAP operating income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses non-GAAP operating expenses as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:

a) stock-based compensation expense;

b) restructuring and other charges;

c) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions;

d) impairment of goodwill and long lived assets

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

iPass believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company's performance.

Set forth below are additional reasons why specific items are excluded from the company's non-GAAP financial measures:

a) While stock-based compensation calculated in accordance with FAS 123R constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition.

b) Restructuring and other charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company's net income (loss) tends to diminish over time following an acquisition;

d) Impairment of goodwill and long lived assets are excluded because it is inconsistent in amount and frequency. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. The impairment charges are not charges that typically requires or will require cash settlement by the company;

e) Income tax expense (benefit) is adjusted in the non-GAAP tax-effected numbers by the amount of additional expense or benefit that the company would accrue if non-GAAP results were used instead of GAAP results in the calculation of tax liability, taking into consideration the company's long-term tax structure.

In the future, the company expects to continue reporting non-GAAP financial measures on a tax-effected basis excluding items described above and the company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in the company’s non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    --  The company's stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under FAS 123R.

    -- Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

    -- Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company's SEC filings.

The reconciliation of non-GAAP financial measures set forth in this press release for the first quarter of 2009 and 2008 is set forth in the financial statements at the end of this press release.

The reconciliation between GAAP and non-GAAP operating income (loss) for the fourth quarter of 2008 is as follows (in thousands):

GAAP operating income (loss)	$(87,168)
(a) FAS 123R stock-based compensation	(127)
(b) Restructuring charges	798
(c) Amortization of intangibles	751
(d) Impairment of goodwill and long-lived assets	84,494
Non-GAAP operating income (loss)	$(1,252)

The reconciliation between GAAP and non-GAAP net income (loss) for the fourth quarter of 2008 on a tax-effected basis is as follows:

GAAP net income (loss)	$(87,052)
(a) FAS 123R stock-based compensation	(127)
(b) Restructuring charges	798
(c) Amortization of intangibles	751
(d) Impairment of goodwill and long-lived assets	84,494
Non-GAAP net income (loss)	$(1,136)

A reconciliation between GAAP and non-GAAP diluted net income (loss) per share for the fourth quarter of 2008 on a tax-effected basis is as follows:

GAAP diluted net income (loss) per share	$(1.42)
(a)Per share effect of FAS 123R stock-based compensation, restructuring charges, amortization of intangibles and impairment of goodwill and long-lived assets for deferred tax assets	$1.40
Non-GAAP diluted net income (loss) per share	$(0.02)

Other non-GAAP financial measures set forth in the financial statements are reconciled following those statements.

About iPass Inc.

iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries.  Hundreds of Global 2000 companies rely on iPass services, including General Motors, Nokia, and Reuters. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia. For more information, visit www.ipass.com.

NOTE:  iPass(R) is a registered trademark of iPass Inc.

CONTACT:
Investor Relations
ir@iPass.com
650-232-4113

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2009	2008

Revenues	$44,642	$48,112

Operating expenses (a)
Network access	18,658	20,500
Network operations	8,292	8,674
Research and development	3,776	4,456
Sales and marketing	8,011	10,309
General and administrative	5,217	5,319
Restructuring Charges (b)	3,334	4
Amortization of intangibles (c)	345	1,050
Total operating expenses	47,633	50,312

Operating loss	(2,991)	(2,200)

Other income, net	56	589

Loss before income taxes	(2,935)	(1,611)

Provision for (benefit from) income taxes	78	(238)

Net loss	$(3,013)	$(1,373)

Net loss per share:
Basic	$(0.05)	$(0.02)
Diluted	$(0.05)	$(0.02)
Number of shares used in per share calculations:
Basic	61,320,464	61,615,143
Diluted	61,320,464	61,615,143
Non-GAAP Diluted Shares	61,508,595	62,367,460

(a) FAS 123(R) stock-based compensation
included in the expense line items:
Network operations	$143	$273
Research and development	105	189
Sales and marketing	130	337
General and administrative	223	546
Total amortization of stock-based compensation	$601	$1,345

A reconciliation between operating loss on a GAAP basis and non-GAAP operating income (loss) is as follows:
GAAP operating loss	$(2,991)	$(2,200)
(a) Amortization of stock-based compensation	601	1,345
(b) Restructuring charges	3,334	4
(c) Amortization of intangibles	345	1,050
Non-GAAP operating income (loss)	$1,289	$199

A reconciliation between net loss on a GAAP basis and non-GAAP net income (loss), net of tax effect, is as follows:
GAAP net loss	$(3,013)	$(1,373)
(a) Amortization of stock-based compensation	601	1,345
(b) Restructuring charges	3,334	4
(c) Amortization of intangibles	345	1,050
Non-GAAP net income (loss)	$1,267	$1,026

A reconciliation between diluted net loss per share on a GAAP basis and non-GAAP diluted net income (loss) per share, net of tax effect, is as follows:
GAAP diluted net loss per share	$(0.05)	$(0.02)
Per share effect of FAS 123(R) stock-based compensation, restructuring charges, and amortization of intangibles	0.07	0.04
Non-GAAP diluted net income (loss) per share	$0.02	$0.02

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2009	2008

Assets

Current assets:
Cash and cash equivalents	$33,776	$33,077
Short-term investments	34,187	35,309
Accounts receivable, net	31,670	33,756
Prepaid expenses and other current assets	7,123	7,225
Short-term deferred income tax assets	100	101
Total current assets	106,856	109,468

Property and equipment, net	7,160	7,201
Other assets	6,268	6,364
Long-term deferred tax assets	80	79
Acquired intangibles, net	1,871	2,216
Total assets	$122,235	$125,328

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$15,077	$15,406
Accrued liabilities	11,855	12,176
Short-term deferred revenue	5,277	5,736
Total current liabilities	32,209	33,318

Long-term deferred revenue	1,922	1,958
Other long-term liabilities	839	255
Total liabilities	$34,970	$35,531

Stockholders' equity:
Common stock	61	61
Additional paid-in capital	242,762	242,160
Accumulated other comprehensive income	95	216
Accumulated deficit	(155,653)	(152,640)
Total stockholders' equity	87,265	89,797
Total liabilities and stockholders' equity	$122,235	$125,328